Exhibit (a)(5)(c)

International Headquarters

4787 Levy Street

Montreal, Quebec, H4R 2P9

Phone: 514.744.6792

Fax: 514.744.6272

VALEANT PHARMACEUTICALS AND OBAGI MEDICAL PRODUCTS AGREE ON AN INCREASED OFFER PRICE OF $24.00 PER SHARE IN CASH

MONTREAL, April 3, 2013 /PRNewswire/ — Valeant Pharmaceuticals International, Inc. (NYSE: VRX and TSX: VRX) today announced that Valeant and Obagi Medical Products, Inc. (NASDAQ: OMPI) have executed an amendment to their Agreement and Plan of Merger, dated March 19, 2013. Pursuant to the amendment, Valeant increased its offer to acquire Obagi from $19.75 to $24.00 per share in cash.

The offer documents will be amended to reflect the new offer price of $24.00 per share. The expiration date of the tender offer will remain 12:00 midnight, New York City time, on April 23, 2013. The tender offer is conditioned on the tender of a majority of Obagi’s shares calculated on a diluted basis, as well as the receipt of certain regulatory approvals and other customary closing conditions. Following the successful completion of the tender offer, a wholly owned subsidiary of Valeant will merge with Obagi and the outstanding Obagi shares not tendered in the tender offer will be converted into the right to receive the same $24.00 per share in cash paid in the tender offer. Obagi’s board of directors has unanimously approved the amended transaction.

About Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of dermatology, neurology and branded generics. More information about Valeant Pharmaceuticals International, Inc. can be found at www.valeant.com.

Forward Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed acquisition by Valeant of Obagi, the expected timing of the transaction and satisfaction of closing conditions. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements. Because these statements reflect Valeant’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect the proposed business combination of the companies and could cause actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the risk that the acquisition will not close when expected or at all; the risk that Valeant’s business and/or Obagi’s business will be adversely impacted during the pendency of the acquisition; the risk that the operations of the two companies will not be integrated successfully; and other risks and uncertainties, including those detailed from time to time in the companies’ periodic reports filed with the Securities and Exchange Commission (“SEC”) and in the case of Valeant, the Canadian Securities Administrators (“CSA”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “RISK FACTORS” in their annual reports on Form 10-K for the year ended December 31, 2012, which have been filed with the SEC and in the case of Valeant, the CSA. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the companies’ actual results to differ materially from expected and historical results. The companies assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Additional Information and Where to Find It

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of Obagi. Valeant has filed a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission on March 26, 2013, and Obagi has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on March 26, 2013. Valeant expects to file an amendment to the Schedule TO, and Obagi is expected to file an amendment to the Schedule 14D-9 to reflect the new offer price. Stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, in each case as amended (to the extent applicable), because they contain important information which should be read carefully before any decision is made with respect to the tender offer. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, have been made available to all stockholders of Obagi at no expense to them. The Tender Offer Statement and the Solicitation/Recommendation Statement are available for free at the Commission’s web site at www.sec.gov. In addition, the tender offer statement and other documents that Valeant files with the SEC are and will be made available to all stockholders of Obagi free of charge at www.valeant.com. The solicitation/recommendation statement and the other documents filed by Obagi with the SEC are and will be made available to all stockholders of Obagi free of charge at www.obagi.com.

Contact Information:

Laurie W. Little

949-461-6002

laurie.little@valeant.com